Exhibit 10.46

CO-EXCLUSIVE OEM SUPPLY AGREEMENT

THIS CO-EXCLUSIVE OEM SUPPLY AGREEMENT (the “Agreement”) is made as of this 7th day of June, 2009 (the “Effective Date”), by and between Millipore Corporation having an office at 28820 Single Oak Drive, Temecula, CA  92590 (“Millipore”) and Embryome Sciences, Inc., a California corporation and subsidiary of BioTime, Inc., with an address at 1301 Harbor Bay Parkway, Alameda, CA 94502 (“ES”).

Recitals

WHEREAS, ES manufactures and sells certain biological products used in biological research;

WHEREAS, ES desires to transfer, manufacture and supply Millipore with certain quantities of products for its use and resale under Millipore’s own brand and labeling; and

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties hereby agree as follows:

1.           Certain Definitions
1.1           “Affiliates” means an entity which directly or indirectly controls, is controlled by, or is under common control with a party.  The term “control” as used in the preceding sentence means the possession of the power to direct or call for the direction of the management and policies of an entity, whether through ownership of a majority of the outstanding voting securities, by contract or otherwise.

1.2           “Agreement” means this Agreement, as it may be amended from time to time, including the Schedules attached hereto.

1.3           “Product” or “Products” shall mean those certain products, as set forth in Exhibit A, as may be amended from time to time, to include (a) any other products that ES and Millipore may from time to time agree to include as Products under this Agreement by amendment, and (b) any improvements, modifications or enhancements thereto developed by ES to replace any prior version of a Product, as provided in Section 2.6. The agreed form of an amendment to add Products is set forth in Exhibit C.

1.4           “Specifications” shall mean the technical and functional specifications pertaining to the Products as listed in Exhibit B, as well as any changes or additions to such Specifications as shall be made from time to time.

1.5           “Media” shall mean the cell culture media set forth in Exhibit A.

1.6           “Confidential Information” shall include, but is not limited to, (i) any trade secrets relating to either party’s product plans, development, designs, performance, protocols, costs, prices and names, finances, marketing plans, business opportunities, personnel, research development, formulae or know-how; and (ii) any information designated by the disclosing party as confidential in writing, or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days; and (iii) the terms and conditions of this Agreement, except (A) to the extent that a party determines, in good faith, that disclosure of terms and conditions of this Agreement is required under any applicable law, or (B) in any proceeding to enforce this Agreement or to resolve any dispute arising under this Agreement.  “Confidential Information” shall not include information that:  (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of the disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving party; (iv) is lawfully obtained from a third party that has the right to make such disclosure; or (v) is made generally available by the disclosing party without restriction on disclosure.

1.7           “ES Technology Rights” means the intellectual property rights licensed to or owned by ES that relate to the manufacture, use, sale, or import of Products, or derivatives or combinations thereof, including but not limited to one or more of:  i) patents and patent applications, and all patents issuing from said patents and patent applications, including any divisionals, continuations and continuations-in-part (to the extent that they cover the same subject matter of the original application), and reissues and reexaminations of any such patents, together with all non-US counterparts of the foregoing; and ii) copyrights (technical publications), whether or not such copyrights are registered with the US Library of Congress or other governmental body; (iii) use of the ACTCellerate trademark and iv) any know-how, trade secret or other proprietary information necessary to use or effectively market and sell the Products.

1.8           “Net Sales” means the invoiced amount on sales of Products and or Media less (to the extent applicable and appropriately documented) (i) sales, tariff and import duties, use and other taxes directly imposed with reference to particular sales, (ii) permitted volume discounts, rebates, and similar credits and chargebacks actually allowed and taken (regardless of whether taken or paid at the time of sale or paid or credited to the buyer at a subsequent date), and (iii) amounts allowed or credited on returns; provided, any such allowed deductions shall be listed on the invoice for the applicable Product or otherwise documented in the ordinary course of business..

2.           Supply of Products

2.1           Purchase and Supply of Products and Media.  During the term of this Agreement, ES agrees to supply to and/or produce for Millipore any of the Products and Media as Millipore shall require, upon the terms and conditions as stated herein.  Millipore and its Affiliates may at all times sell the Products or Media using their own labels.  Millipore shall provide ES with non-binding forecasts concerning the consignment of Products and Media and its expected sales.

2.2           Co-Exclusive Distribution.  The parties agree that only Millipore and ES and any of their authorized Affiliates, may sell the Products.

2.3           Specifications.  The Specifications for the Products and Media shall be used by Millipore as it unilaterally deems appropriate on Millipore’s own Website and in its own marketing and promotional materials. ES grants a non-exclusive, non-royalty bearing right to Millipore and its Affiliates, during the term of this Agreement to use the Specifications and/or images obtained from ES’s datasheets as if it had full right title and interest to the Specifications and/or any images contained therein.  ES shall obtain prior written approval from Millipore of its acceptance of any modifications to the Specifications prior to any Product or Media shipment.

2.4           Testing.  ES shall be responsible for performing verification testing (the “Quality Assurance Testing”) and shall submit test reports to Millipore with each shipment of Product and/or Media on a regular basis.  ES shall integrate this information into its systems (Control Plan, SOPs, Checklists) for the sole purpose of testing, manufacturing and supplying Products and Media to Millipore.

2.5           Finished Products; Document Retention.  ES will be responsible for delivery of finished Products, which meet the Specifications, as may be amended from time to time, as well as any other applicable governmental standards.  ES will be responsible for document generation and retention relative to all pertinent parts of the process, including, but not limited to, materials, manufacturing, inspection and testing, as generally recommended for good manufacturing practice.  ES shall not ship any Products to Millipore which do not meet such standards.

2.6           Improvements and Modifications of Products.  If ES develops an enhancement, improvement, or modification of any Product or Media, ES shall inform Millipore, including a description of the enhancement, improvement, or modification. The improved and modified Products may replace or be sold in addition to the existing Products under condition of mutual agreement between ES and Millipore.

3.0           Terms of Consignment.

3.1           Pricing.  The Products and Media shall be consigned to Millipore as provided in Exhibit A and paid for upon subsequent sale to Millipore’s customers.  .

3.2           Shipping.  Unless instructed in writing by Millipore, ES shall deliver the Products and Media, and related documentation and information, DDP to Millipore’s designated place of business (Incoterms 2000).  All transportation costs shall be borne by Millipore.

3.3           Purchase Orders; Order Procedures.  Millipore shall place all orders for Products and Media in a written purchase order.  Notwithstanding the foregoing, all transfer of Products and Media to Millipore shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any purchase order of Millipore or confirmation of ES, except insofar as any such purchase order or confirmation establishes (i) the quantity of the Products and Media to be transferred, or (ii) the shipment date or shipping instructions of the Products and/or Media.  Millipore’s obligation to accept and pay for the Products and Media shall be limited to products specifically ordered by an authorized agent of Millipore, as evidenced by a written purchase order.  ES will use commercially-reasonable best efforts to meet Millipore's requested delivery schedules for Products and Media, but ES's obligation to fulfill any purchase order is subject to availability of the Products and Media.  ES will maintain sufficient safety stocks of the Products and Media to meet Millipore’s twelve month non-binding purchase forecasts.   ES reserves the right to fulfill any order in part or through delivery in installments.  ES reserves the right to refuse, cancel or delay shipment to Millipore if Millipore is delinquent in payments, or when Millipore has failed to perform any of its obligations under this Agreement.

3.4   Packaging.  ES shall package each unit of Products and Media to the Specifications and provide all Products and Media in Millipore provided labels, unless instructed in writing to the contrary by Millipore.  ES shall deliver the Products and Media, and related documentation and information to Millipore or customer of Millipore in accordance with Millipore’s specific routing instructions, including method of carrier to be used.  All transportation costs shall be borne by Millipore and paid directly to the freight company; provided, however, that if any transportation costs are not paid directly by Millipore to the freight company, such costs shall be invoiced to Millipore by ES and paid within forty-five (45) days of the date shown on the invoice.

3.5   Inspection and Acceptance.  All of the Products and Media consigned to Millipore will be subject to Millipore’s right of inspection and rejection of non-conforming Products as provided in Section 3.6.

3.6           Nonconforming Products.  If any of the Products or Media delivered to Millipore fail to comply with the Specifications, Millipore shall be entitled, in addition to its other rights and remedies, to obtain replacement Products or Media.  Nonconforming products include any Product purchased by Millipore with a Product expiration date earlier than 18 months after Millipore’s purchase in the case of Products and 8 months in the case of Media; provided, that any expiration date may be conditioned upon continuous storage of the Product at temperatures and under conditions specified by ES.  ES shall replace such Products in a timely manner conditioned upon return of defective or Nonconforming Products and shall reimburse Millipore for the cost of the Nonconforming Products, including transportation and handling costs, the cost of packaging materials destroyed and the cost of removal, return and destruction of such nonconforming Products or refund any money at Millipore’s sole option.

3.7           Payment.  Millipore shall pay ES a consignment fee equal to [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] of Net Sales of Product other than Media.  The consignment fee for Net Sales of Media shall be $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] for NC128, $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] for M180, $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] for NC124, and $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] for N170.  Should Millipore be required to pay royalties to another party on Net Sales of Product or Media, the amount payable to ES shall be reduced by the percentage owed to the other party, provided however that the consignment fee rate shall be reduced no less than fifty percent.

If Products and/or Media are sold in combination with other biologically active components or products that are not Products (a “Kit”), Net Sales shall be calculated by mutual agreement.

All payments to ES on account of Net Sales shall be made no later than forty-five (45) days after the end of the calendar quarter in which the Net Sales occurred.  All payments shall be made in United States dollars without deduction for taxes, assessments, exchanges, collection or other charges of any kind.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.  Payment shall be made by delivery of a check to the principal office of ES or by wire transfer to an account designated for such purpose by ES.  If any payment is not made in full when due and remains unpaid for more than five days after the date due, late payments shall accrue interest at the rate of one percent (1%) per month (twelve percent (12%) per annum) from the date when such payment should have been made.

3.8           Net Sales Reports.  No later than forty-five (45) days after the end of each calendar quarter, Millipore will deliver to ES a statement which sets forth the quantity of each Product and/or Media sold, Net Sales, and the amount of owed to ES on account of Net Sales.

3.9           Records and Audit.  Millipore shall keep and maintain records of Net Sales and Product and Media inventory, with respect to each and every Product and Media, during the term of this Agreement.  Such records shall be open to inspection at Millipore’s principal office, at any reasonable time within two (2) years after the period to which such records relate, by an independent certified public accountant selected by ES and retained at ES's expense; provided, however, that Millipore shall bear the expense of an audit if the audit discloses that Millipore has underpaid any amount of 10% or more during any three month period or $10,000, whichever is greater.  Said accountant shall sign a confidentiality agreement (which shall not prohibit disclosure of information in any lawsuit, arbitration or other proceeding) and shall then have the right to examine the records kept pursuant to this Agreement and report the findings of said examination of records to ES as is necessary to (i) evidence that records were or were not maintained and used in accordance with this Agreement, and (ii) report any impropriety or inaccuracy in the determination or payment of any amount due to be paid under this Agreement.  A copy of any report provided to ES by the independent certified public accountant shall be given concurrently to Millipore.

3.10           Sales Efforts.  Millipore shall use its commercially-reasonable best efforts to advertise, promote the sale of, and sell the Products and Media.

4.           Scope of Agreement & Consideration for Co-Exclusive Rights

4.1           License Rights.  This Agreement sets forth the terms and conditions that govern ES’s supply of Products and Media to enable Millipore and its Affiliates to market, sell and distribute such Products and Media under the ES Technology Rights.  ES hereby grants to Millipore and Millipore hereby accepts a co-exclusive license under the ES Technology Rights, without right to sublicense, for Millipore and its Affiliates to import, offer for sale and sell Products and Media worldwide. The foregoing grant of rights includes the right to (a) convey to Millipore’s customers the right to use the Products and Media; (b) employ its Affiliates to sell Products and Media; and (c) employ its authorized distributors to sell Products and Media.  Such licenses shall grant Millipore, its Affiliates and its authorized distributors the right to sell Products and Media for research purposes only.  Without limiting the generality of the immediately preceding sentence, no Product or Media shall be offered, sold, or used for the treatment or diagnosis of any disease, injury, or physical disorder in humans or animals.

4.2           Co-Exclusive Rights Fee.  Within forty-five (45) days after the Effective Date, Millipore shall pay ES the sum of seventy-five thousand dollars ($75,000), which this entire sum shall be applied as a pre-payment credit for amounts due ES upon Net Sales by Millipore.  This fee is intended to enable Millipore to practice and use the ES Technology Rights for the Term and to restrict ES from offering any other distributors or sellers the right to sell the Products.

4.3           Label License.  Millipore and its Affiliates will label all Products and Media with a use restriction that enables the purchaser of a Product and/or Media to use solely for research purposes.

4.4           Export/Import Licenses.  Millipore or its authorized distributors shall, at their own cost and expense, obtain such licenses and permits as may be required to export Products and/or Media to, or to import Products and/or Media into, any country where Millipore or its Affiliates or authorized distributors intend to sell Products or Media. At the request of Millipore, ES shall cooperate and comply with all restrictions imposed by the United States government relating to the export, or re-export, of the Products and/or Media.  Millipore also agrees that, without the prior written approval of the U.S. Department of Commerce, it will not sell Products to any customer it knows, or has reason to know, will use them, directly or indirectly, in any chemical or biological warfare application.  ES will cooperate with Millipore, and will submit all documentation requested by Millipore to determine the appropriate classifications and/or assist Millipore in obtaining the appropriate licenses prior to the export of Products.

5.           Term and Termination

5.1           Term.  The initial term of this Agreement shall be five (5) years from the Effective Date (the “Term”), unless sooner terminated as provided in this Section 5.  The Agreement shall be automatically renewed for successive one (1) year periods following the expiration of the initial five year term, unless either party provides written notice to the other of its desire not to continue the Agreement.  Written notice of non renewal shall be delivered to the other party not less than one hundred eighty (180) days prior to the expiration of such term.  NEITHER ES NOR MILLIPORE SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND ON ACCOUNT OF THE NON-RENEWAL OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 5.1.

5.2           Millipore may terminate this Agreement at any time, for any reason or no reason at all, upon sixty (60) days written notice.

5.3           This Agreement may be terminated immediately by either party for cause if the other party is in material breach of any term or condition of this Agreement, and fails to cure that breach within ten (10) days after written notice in the case of any failure to make any payment of money when due, and sixty (60) days after written notice in the case of any breach other than the failure to make any payment of money.

5.4In the event that: (a) a party becomes insolvent or enters into any arrangement or composition with creditors, or makes an assignment for the benefit of creditors; (b) there is a dissolution, liquidation or winding up of a party’s business; or (c) a trustee in bankruptcy of the assets of a party is appointed; the other party may terminate the Agreement by giving written notice of termination to the first party.

5.5           The termination or expiration of this Agreement shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party for any liability or obligation incurred under this Agreement through the effective date of such expiration or termination.  After termination or expiration, Millipore may sell any remaining inventory of Products and/or Media so long as it complies with the payment obligations of Section 3.7.

6.0           Warranties and Representations

6.1           ES represents and warrants to Millipore that it owns or possesses and will continue to own or posses all or sufficient right, title and interest in and to the Products, and all intellectual property rights and other property needed to supply Millipore with Products under this Agreement, which includes, but is not limited to, explicit permission from PromoCell to enable Millipore to resell Media.  To the best of ES’S knowledge, the Products and Media do not infringe any copyright, patent, trade secret, or other proprietary right held by any third party, nor has any claim (whether or not embodies in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending against ES.

6.2           ES warrants to Millipore that all of the Products and Media, when delivered to Millipore, (i) will conform and perform in all respects with the Specifications for such Products an Media; (ii) will have a shelf life period of at least eighteen (18) months in the case of Products and 8 months in the case of Media, provided that the Products and Media are stored continuously at the temperatures and under such other conditions as may be specified by ES; and (iii) will be delivered to Millipore free and clear of all liens and encumbrances.  Millipore acknowledges that the Products and Media are experimental biological and laboratory products and are being sold for research purposes only, and that ES will not know of the use to which any Products will be put by any purchaser of Products.  ES EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY CONCERNING THE PRODUCTS, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTIBILITY AND ANY WARRANTY THAT ANY PRODUCT IS FIT FOR ANY PARTICULAR USE.

6.3           ES warrants that it has not sold or provided the Products to any third party for resale purposes.

6.4           The warranties contained in Sections 6.1 through 6.3 shall survive any inspection, delivery, and payment of Products, and shall run to Millipore, its customers, successors and assigns, provided, however, that these warranties shall not apply to damage resulting from misuse, neglect, accident or similar reasons not attributable to ES.

6.5           Each of the Parties represents and warrants to the other party that no commitments have been made to third parties which are inconsistent with or in derogation of rights granted hereunder, and that they are not under any obligation that would prevent them from entering into and fully performing under this Agreement.

6.6           Each Party hereto agrees to promptly notify the other Party of any material fact or condition which may hereafter come to its attention and which could reasonably be expected to adversely affect the manufacture, operation or the marketing of the Products, including Product failures or defects, , and any current or threatened litigation or claims.

7.           Indemnification

7.1           ES shall defend, indemnify and hold Millipore harmless from and against any and all third party claims, demands, losses, liabilities, and damages of every nature, including court costs and fees of attorneys and other professionals, arising out of or resulting from any negligent or willful act or omission, misrepresentation or breach of warranty by ES in connection with this Agreement, except to the extent that such liabilities, losses, costs or expenses result solely from the wrongful acts of Millipore.

7.2         Should the Products and/or Media or any portion thereof be held to constitute an infringement and use as contemplated by this Agreement be enjoined or be threatened to be enjoined, Millipore shall notify ES and within a commercially reasonable time  ES shall:  (i) procure for Millipore the right to continue use, sale, and marketing of the Products and/or Media; or (ii) replace or modify the  Product or Media with a version that is non-infringing, provided that the replacement or modified version meets the specifications of the Product or Media to Millipore’s satisfaction; or (iii) allow Millipore to pay a lower percentage of payments as provided in Section 3.7; or (iv) accept the return of all infringing Products or Media remaining in Millipore’s inventory and in the inventory of Millipore’s authorized distributors; and (v) defend and hold Millipore harmless from any claim, lawsuit or arbitration proceeding relating to such claimed infringement.  Millipore may, at its option, terminate this Agreement at any time if it is, in fact, so enjoined from selling or using the Products or Media.  The provisions of this section set forth the entire liability of ES and the sole remedies of Millipore with respect to infringement and allegations of infringement of intellectual property rights or other proprietary rights of any kind in connection with the purchase, sale or distribution of the Products and Media.

8.            Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.           Confidentiality

9.1           Each party shall protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information.  Neither party will use the other’s Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement.  Neither party will disclose to third parties the other’s Confidential Information without the prior written consent of the other party.  The provisions of this Section 9.1 shall survive termination of this Agreement.

10.           Intellectual Property Rights

10.1           Trademarks.  Except as granted in Section 4.1, no trademark license is intended or created by operation of this Agreement.  ES recognizes and acknowledges that Millipore is the sole and exclusive owner of Millipore marks and Millipore recognizes and acknowledges that ES is the sole and exclusive owner of the ES marks.  Except for Millipore’s use of the ACTCellerate mark granted it in Section 4.1 (of which use shall reference Advanced Cell Technology, Inc. as the owner of such mark), neither party shall acquire or derive as a result of the execution or performance of this Agreement any right, title or interest in any trademark owned, licensed to or used by the other party, nor shall either party adopt any trademark which is deceptively similar to or likely to cause confusion with any trademarks owned, licensed or used by the other party.

11.           Compliance with Laws

11.1           In performing under this Agreement both parties will comply with all applicable laws, rules and regulations of all governmental bodies and regulatory agencies.

12.           Records Retention

12.1           During the term of this Agreement, each Party shall maintain complete and accurate records of manufacturing and testing of the Products, and each Party and its authorized representatives shall have the right, on reasonable notice to the other, and at all reasonable times, to enter the premises of the other and to inspect and take copies of our extracts from such records.

13.           Force Majeure

     Neither party shall be liable for failure or delay in performance under this Agreement due to causes such as an act of God, strike, lockout or other labor dispute, civil commotion, sabotage, fire, flood, explosion, acts of any government, any other causes not within the reasonable control of the party affected (a “Force Majeure Event”).  In the event either party is unable to perform any of its obligations hereunder due to a Force Majeure Event, such party shall promptly notify the other party.  Performance hereunder shall be promptly resumed after the applicable Force Majeure Event has been remedied, otherwise this Agreement may be terminated as provided in Section 5..

14.           General

14.1           Independent Contractors.  The parties agree that each party is an independent contractor acting for their own account and that their relationship shall not constitute a joint venture, partnership, or agency.  Neither party is authorized on behalf of the other party to make any statements, representations or warranties, or to enter into any contracts or commitments, or otherwise act on the other’s behalf unless authorized in writing.

14.2           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Party shall have the right to transfer or assign its interest in this Agreement without the prior written authorization of the other Party, except that either Party may make such transfer or assignment to a parent, subsidiary or entity otherwise controlled by, or under common control with, such Party.

14.3           Entire Agreement.  This Agreement and the Attachments thereto constitute the entire agreement of the parties with respect to the Products and all other subject matter hereof, and supersedes any prior agreements or understandings, written or oral, between the parties with respect to such matters.  No amendment of this Agreement shall be effective unless in writing and signed by both parties.

14.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

14.5           Exhibits and Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

14.6           Construction.  If for any reason a court of competent jurisdiction finds and provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intentions of the parties, and the remainder of this Agreement will continue in full force and effect.

14.7           Headings.  The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Section, or in any way affect this Agreement.

14.8           Press Releases.  Neither party will make any announcement, press release or similar communication regarding this Agreement without the express written consent of the other, which shall not be unreasonably withheld or delayed.  The content, timing and necessity of all such communications will be agreed upon in writing by both parties.  Either party may, however, advise their respective legal and financial advisors of the nature of this Agreement, to the extent that such disclosure is required.

14.9           Waiver.  No provision of this Agreement may be waived except in writing by both parties hereto.  No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

14.10           Disputes.  This Agreement shall be governed by, and construed in accordance with the laws of the State of California.  Both parties shall undertake all reasonable best efforts to resolve in an amicable manner any controversy arising in connection with this agreement.  Any controversy or dispute or claim arising between the parties in connection with this agreement, which cannot be resolved amicably, shall be settled by binding arbitration under the Comprehensive Arbitration Rules and Procedures of Judicial and Mediation Services Inc. (“JAMS”)  by an arbitrator appointed in accordance with said rules.  The arbitration shall be held in San Diego, California at the local JAMS office. The award of the arbitrator, if any, shall be final and binding upon the parties hereto.

14.11           Independent Supply.  Nothing in this Agreement will be construed as restricting Millipore’s ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for Millipore, similar products performing the same or similar functions as the Products contemplated by this Agreement, or to acquire such similar products in addition to, or in lieu of, the products contemplated by this Agreement.

14.12           Notices.  Notices shall be in writing and shall be mailed or delivered by courier or other reasonable means of delivery to the following addresses:

To Millipore:	To ES:
Attn. Legal Dept.	1301 Harbor Bay Parkway, Suite 100
28820 Single Oak Drive	Alameda, CA 94502
Temecula, CA  92590                                                                           Attention:  Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives, to be effective as of the date first set forth above.

Millipore Corporation                                                                                                Embryome Sciences, Inc.

By:           s/Geoffrey Crouse                      By:           s/RW Peabody
Name:         Geoffrey Crouse                      Name:         Robert W. Peabody
Title:           VP Life Science                       Title:           SR VP and COO

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Exhibit A

Products & Media:

ACTCellerate™ cell lines:
Initial offering:
Cell line                               Cat #
7PEND24                            ES-283
SM28                                   ES-150
E68                                       ES-207
4-SKEL-20                           ES-127
4D20.8                                 ES-84
7SMOO32                           ES-278

Media:
Initial offering:
Media                         Cat #
NC128                                 ES-NC128
M180                                   ES-M180
NC124                                 ES-NC124
N170                                    ES-N170

Within 12 months of the Effective Date, the parties intend to add at least 35 additional Products.  These additional products shall be listed in subsequent amendments to the Agreement in the format attached in Exhibit C.

Quantity:

Unit Size:  5-6 x 105 cells

Delivery within 7 (“seven”) days of order.

Vials to be labeled by ES with labels supplied by Millipore.

ES shall provide information for Product Datasheet and Instructions of Use.

Consignment Terms:

Transfer pricing on Products other than Media: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] commission on Net Sales

$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] per 500mL NC128
$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] per 500mL M180
$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] per 500mL NC124
$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] per 500mL N170

In addition to the [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] commission and payment for Net Sales of Media, Millipore shall pay revenue milestone payments (for sales in the 12 month period commencing at the execution date, or annually thereafter) as follows:

a.           for $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]annual sales, 1% of sales payable within 45 days of anniversary
b.           for $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] annual sales, 2% of sales payable within 45 days of anniversary
c.           for $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] annual sales, 3% of sales payable within 45 days of anniversary
d.           for $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] annual sales, 5% of sales payable within 45 days of anniversary

Minimum annual revenue goal to maintain Co-exclusivity:
$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Securities and Exchange Commission] Net Sales in second annual period

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Exhibit B

Product Specifications

Millipore Documentation	Document Number

Title
ACTCellerate human embryonic progenitor cell lines (5-6 X 105 cells/vial)
Document Type	Revision Code	Page Number
Purchase Specification	A	of 3

Responsible Location	Approval Locations	Reference Locations	Language
TE	TE	TE	E
Referenced Documents		Millipore Part Number
See Appendix
1.0	ITEM DESCRIPTION

See Appendix

2.0	APPROVED MANUFACTURER / SUPPLIER

Embryome Sciences, Inc.

1301 Harbor Bay Parkway

Suite 100

Alameda, CA  94502

Attention:  Chief Operating Officer

3.0	MANUFACTURING / SUPPLIER CATALOG/PART NUMBER (if applicable)

See Appendix

4.0	SPECIAL PACKAGING REQUIREMENTS

Storage is at -196°C (liquid nitrogen)

5.0	SPECIAL MARKINGS REQUIRED

All incoming shipments need to be accompanied by a complete and legible Packing list / PO. The packing list must have at minimum the following criteria.

•	Packing list and shipment should only represent what the PO has been released for unless when dealing with unpredictable biological yields.
•	Correct and full PO number in at least one area. A dedicated PO field or in the address field
•	Millipore Part Number and both Vendor Part Number plus Lot Number
•	Millipore’s correct UOM (Unit of Measure)
•	Complete Qty Ordered
•	Qty shipped
•	Accurate description of goods including product perishability, regulated / non regulated, Hazard class with proper UN number along with any necessary MSDS documentation is applicable

All labels must include the Lot Number and Part Number information, in addition to the alphanumeric characters identifying the product.

NOTE: Millipore Corporation does not allow over-labeling of product. All labels placed on the product and or product packaging shall remain legible. When a new label is applied it shall be placed at a different location from an existing label. Labels can be removed and replaced provided that the product and/or packaging have not been disturbed by the label removal process.

6.0	CERTIFICATES/DOCUMENTS REQUIRED:

    6.1           Certificate of Analysis acknowledging the requirements listed below.

Cell type:	Male
Euploid:	≥80%
Species-specific PCR Evaluation:	+ (Positive)
PCR Evaluation Specimen: cells MHV MPV MVM Mycoplasma sp. PVM Sendai TMEV GDVII	- (Negative) - (Negative) - (Negative) - (Negative) - (Negative) - (Negative) - (Negative)
7.0	QUALITY and ACCEPTANCE REQUIREMENTS

7.1           Unit of measure listed:  EA (2 vials=1EA)

7.2           Product Shelf life: NA

7.3           Lot Specific Testing Result: NA

Appendix

Vendor Item No.	Millipore Item No.	Millipore Description	Quantity	Storage Temp.
			5-6x105 cells	STORE IN LIQUID NITROGEN

-  -

EXHIBIT C

Amendment to Add Products

AMENDMENT TO CO-EXCLUSIVE OEM AGREEMENT

THIS _____AMENDMENT TO CO-EXCLUSIVE OEM AGREEMENT is made and entered into as of the ____ day of __________(“Effective Date”) by and between Millipore Corporation, (“Millipore”) and Embryome Sciences, Inc., a California corporation and subsidiary of BioTime, Inc., (“ES”).

RECITALS

WHEREAS, the parties have entered into that certain Co-Exclusive OEM Agreement effective July 1, 2009 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to add Products to the Agreement.

NOW THEREFORE, based upon the above premises, the parties agree as follows:

1.   The following Products and their Specifications are hereby added to Exhibit A of the Agreement:

     Except as modified above, the Agreement as originally stated, shall remain in full force and effect. In the event of a conflict or ambiguity between the terms of this Amendment and the Agreement, the terms of this First Amendment shall supersede and govern the parties’ agreement.

     Execution of this Amendment by a facsimile and/or electronic signature shall be deemed an original signature.

                   IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to the Agreement to be executed by a duly authorized representative as of the day and year first above written.

AGREED AND ACCEPTED BY:
Millipore Corporation	Embryome Sciences, Inc.

By:	By:
Title:	Title:
Date	Date